AGREEMENT OF MERGER

     AGREEMENT OF MERGER, dated as of June 26, 1995, between Hampshire Hosiery, Inc., and Hampshire Designers, Inc., both Delaware corporations. Hampshire Designers and Hampshire Hosiery are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                              W I T N E S S E T H:

     WHEREAS, Hampshire Designers and Hampshire Hosiery are corporations duly organized and existing under the laws of the State of Delaware;

     WHEREAS, on the date hereof each of Hampshire Designers and Hampshire Hosiery are wholly-owned subsidiaries of Hampshire Group, Limited, a Delaware corporation ("Hampshire Group");

     WHEREAS, the respective Boards of Directors of Hampshire Designers and Hampshire hosiery have determined that it is advisable and in the best interests of each of them that Hampshire Designers merge with and into Hampshire Hosiery upon the terms and subject to the conditions herein provided;

     WHEREAS, the Board of Directors of Hampshire Designers has duly adopted and approved this Agreement and directed that it be executed by the undersigned officers of Hampshire Designers and submitted to a vote of the sole shareholder of Hampshire Designers;

     WHEREAS, the sole shareholder of Hampshire Designers has duly adopted and approved this Agreement;

     WHEREAS, the Board of Directors of Hampshire Hosiery has duly adopted and approved this Agreement and directed that it be executed by the undersigned officers of Hampshire Hosiery and submitted to a vote of the sole shareholder of Hampshire Hosiery; and

     WHEREAS, the sole shareholder of Hampshire Hosiery has duly adopted and approved this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Hampshire Designers and Hampshire Hosiery hereby agree as follows:

     1. Merger. A merger (the "Merger") shall be effected whereby Hampshire Designers shall be merged with and into Hampshire Hosiery, and Hampshire Hosiery, with its name changed as provided in Section 3 of this agreement, shall be the surviving corporation (hereinafter referred to as the "Surviving Corporation"). The Merger shall become effective on the 1st day of July, 1995 (the "Effective Time").

     2. Capital Stock prior to Effective Time. On the date hereof, (a) Hampshire Designers has the authority to issue 1,000 shares of common stock, par value $1 per share (the "Hampshire Designers Common Stock"), of which 1,000 shares are issued and outstanding, and 1,000 shares of preferred stock, par value $1 per share (the "Hampshire Designers Preferred Stock" and together with the Hampshire Designers Common Stock, the "Hampshire Designers Stock"), of which no shares are issued and outstanding, and (b) Hampshire Hosiery has the authority to issue 1,000 shares of common stock, par value $1 per share (the "Hampshire Hosiery Common Stock"), of which 1,000 shares are issued and outstanding, and 1,000 shares of preferred stock, par value $1 per share (the "Hampshire Hosiery Preferred Stock" and together with the Hampshire Hosiery Common Stock, the "Hampshire Hosiery Stock"), of which no shares are issued and outstanding. On the date hereof, all of the issued and outstanding shares of Hampshire Designers Stock and Hampshire Hosiery Stock are owned by Hampshire Group.

     3. Directors, Officers and Governing Documents. The directors of
Hampshire Hosiery immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Hampshire Hosiery immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold officer in accordance with the By-laws of the Surviving Corporation. The Certificate of Incorporation and By-laws of Hampshire Hosiery, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation without change or amendment until thereafter amended in accordance with he provisions thereof and applicable law; provided that Paragraph First of such Certificate of Incorporation is to be amended to read:
The name of the Corporation is: HAMPSHIRE DESIGNERS, INC.

     4. Effect of Merger on Stock and Stock Certificates. At and after the Effective Time, all of the issued and outstanding shares of Hampshire Hosiery Stock shall remain unchanged in the hands of Hampshire Group as issued and outstanding shares of the Surviving Corporation. No cash or other consideration shall be paid or delivered for shares of Hampshire Designers Stock and all of such shares and the certificates representing such shares shall be canceled and retired without any action on the part of the holder of record thereof.

     5. Succession and Assumption. (a) Property. At and after the Effective Time, the separate corporate existence of Hampshire Designers shall cease and the Surviving Corporation shall be vested with and possess all of Hampshire Designer's right title and interest in and to the business, assets and liabilities of Hampshire Designers, including without limitation, all personal and real property in which Hampshire Designers had an interest before the Effective Time.

          (b) Corporate Acts, Employees etc. All corporate acts and agreements of Hampshire Designers that were duly authorized and effective prior to the Effective Time shall be taken for all purposes as the acts and agreements of the Surviving Corporation. The employees, agents and independent contractors of Hampshire Designers shall become the employees, agents and independent contractors of the Surviving Corporation.

          (c) Creditors' Rights. Notwithstanding anything to the contrary herein, the rights of bona fide creditors of Hampshire Designers and any liens of such creditors upon any of the business or property of Hampshire Designers prior to the Effective Time shall be preserved and unimpaired and all debts, liabilities and duties of Hampshire Designers shall become the debts, liabilities and duties of the Surviving Corporation.


     6. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Hampshire Designers such deeds and other instruments, and there shall be taken or caused to be taken by the Surviving Corporation all such further and other actions, as shall be appropriate or necessary in order to vest, perfect or confirm in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers and authority of Hampshire Designers, and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Hampshire Designers or otherwise to take any and all such actions and to execute and deliver any and all such deeds, documents and other instruments.

     7. Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at the direction of their respective Boards of Directors at any time prior to the Effective Time with respect to any of the terms contained herein.

     8. Termination and Abandonment. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Boards of Directors of either Hampshire Hosiery or Hampshire Designers, or both, notwithstanding approval of this Agreement by the shareholders of Hampshire Hosiery and/or Hampshire Designers.

     IN WITNESS HEREOF, the undersigned have executed this Agreement as of the date first above written.

HAMPSHIRE HOSIERY, INC.

By: /s/ Ludwig Kuttner
----------------------------
Name: Ludwig Kuttner
Title:  Chief Executive Officer

HAMPSHIRE DESIGNERS, INC.

By: /s/ Ludwig Kuttner
-----------------------------
Name: Ludwig Kuttner
Title:  Chairman